[ISO GRANT FORM] Date: ________________

ENER1, INC.

       Re: Incentive Stock Option Agreement

Dear _______________:

        The Board of Directors of ENER1, INC. (the “Corporation”) is pleased to award you an Option pursuant to the provisions of the ENER1, INC. (formerly ENERNOW, INC.) 2002 Stock Participation Plan (the “Plan”). This Grant Form will describe the Option granted to you. Attached to this letter is a copy of the Plan. The terms of the Plan also set forth provisions governing the Option granted to you. Therefore, in addition to reading this letter you should also read the Plan. Your signature on this letter is an acknowledgement to us that you have read and understand the Plan and that you agree to abide by its terms. All terms not defined in this letter shall have the same meaning as in the Plan.

    1.        Type of Option. You are granted an incentive stock option (“ISO”).

    2.        Rights and Privileges. Subject to the conditions hereinafter set forth, we grant you the right to purchase __________ shares of Common Stock at $__________ per share, the current fair market value of a share of Stock (or, in the case of a 10% owner, 110% of the fair market value of a share of Stock). The right to purchase the shares of Stock accrues in __________ installments over the time periods described below:

The right to acquire __________ shares accrues on __________.

The right to acquire __________ shares accrues on __________.

The right to acquire __________ shares accrues on __________.

The right to acquire __________ shares accrues on __________.

    3.        Time of Exercise. The Option may be exercised at any time and from time to time beginning when the right to purchase the shares of Stock accrues and ending when they terminate as provided in Section 5 of this Grant Form or in the Plan.

    4.        Method of Exercise. The Options shall be exercised by written notice to the Corporation’s Stock Option Administrator at the Corporation’s principal place of business. The notice shall set forth the number of shares of Stock to be acquired and shall contain payment by either: check payable to the Corporation in full payment for the Stock; or that number of already owned shares of Stock equal in value to the total Exercise Price of the Option. We shall make delivery of the shares of Stock subject to the conditions described in the Plan.

    5.        Termination of Option. To the extent not exercised, the Option shall terminate upon the first to occur of the following dates:

(a)	_______________, being ten (10) years (or five [5] years in the case of a 10% owner) from the date of grant pursuant to the provisions of Section 3 of this Grant Form; or

(b)	The expiration of thirty (30) days following the date your employment terminates with the Corporation and any of its subsidiaries included in the Plan for any reason, other than by reason of death, permanent disability or for cause; or

(c)	The expiration of twelve (12) months following the date your employment terminates with the Corporation and any of its subsidiaries included in the Plan, if such employment termination occurs by reason of your death; or

(d)	The expiration of six (6) months following the date your employment terminates with the Corporation and any of its subsidiaries included in the Plan, if such employment termination occurs by reason of your permanent disability as defined in the Plan; or

(e)	Immediately upon the date your employment terminates for cause as defined in the Plan.

6.     Non-Transferability. The Option cannot be transferred other than by will or the laws of descent and distribution.

7.     Securities Laws.

        The Option and the shares of Stock underlying the Option have not been registered under the Securities Act of 1933, as amended (the “Act”). The Corporation has no obligations to ever register the Option or the shares of Stock underlying the Option. All shares of Stock acquired upon the exercise of the Option shall be “restricted securities” as that term is defined in Rule 144 promulgated under the Act. The certificate representing the shares shall bear an appropriate legend restricting their transfer. Such shares cannot be sold, transferred, assigned or otherwise hypothecated without registration under the Act or unless a valid exemption from registration is then available under applicable federal and state securities laws and the Corporation has been furnished with an opinion of counsel satisfactory in form and substance to the Corporation that such registration is not required.

    8.        Binding Effect. The rights and obligations described in this letter shall inure to the benefit of and be binding upon both of us, and our respective heirs, personal representatives, successors and assigns.

    9.        Date of Grant. The Option shall be treated as having been granted to you on the date of this letter even though you may sign it at a later date.

Very truly yours, ENER1, INC. By:_______________________________ Name: ___________________________ Its: ______________________________

AGREED AND ACCEPTED: